EXHIBIT 10.1


From: Bill ONeill [mailto:bill.oneill2@gmail.com]
Sent: Tuesday, November 16, 2010 8:07 AM
To: Mark A Smith
Subject: Re: O'Neill Terms/Agreement

Mark,

It looks good.  Let's put together a formal agreement.

Thanks,

Bill

On Mon, Nov 15, 2010 at 11:09 AM, Mark A Smith <mas@biontech.com> wrote:

Bill,

Based on your conversations and meetings with Dom, confirmed during our call this morning, you have agreed:

- to join Bion as its CEO commencing approximately January 1, 2011;
- the term of service shall be 4 years;
- you will serve as Bion's CEO;
- you will also be a member of Bion's Board of Directors;
- your base compensation will be $300,000/year plus medical insurance allowance/allocation;
- you are being granted options to purchase 750,000 shares of Bion's common stock with an exercise price of $3.10/share (the market price of Bion's common stock when we 'shook hands over the phone' this morning) of which:

  a - all shall be granted effective immediately;
  b - 300,000 shall be vested immediately (subject only to pro-rata reduction if you elect to leave Bion or you are terminated for cause), & c - 450,000 of which shall vest in equal quarterly tranches over years
      2,3 & 4 of the term.

- no relocation shall be required; &
- when Bion establishes a 'management bonus pool' or similar arrangement, you will be a participant.

If you agree that the above are the material terms of the agreement, please confirm by email to me.

We will then incorporate these terms in a more formal agreement that will be executed before the end of the year.

Mark

Mark A. Smith
President & General Counsel
Bion Environmental Technologies, Inc.
303-517-5302(cel)/719-256-5329(hm off)/425-984-9702(fax)

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